Exhibit (p)(9)

MEMORANDUM

TO:                  All Employees Subject to the Code of Ethics for Advantus Capital Management, Inc. and Affiliates

FROM:                  Gary Peterson

DATE:                  May 16, 2002

SUBJECT:         CODE OF ETHICS AND PERSONAL SECURITIES TRADING PROCEDURES

INTRODUCTION

All employees of Advantus Capital Management, Inc. and certain designated employees of Securian Financial Corporation and Minnesota Life Insurance Company, (hereinafter collectively "Advantus") are subject to a written Code of Ethics which governs, among other things, the trading of securities in the personal account of an employee or a member of the immediate family of an employee. The Code of Ethics also regulates insider trading and the receipt of business gifts. The Boards of Directors of the Advantus Series Fund, the Advantus Mutual Funds, Advantus Capital Management, Inc. and Securian Financial Corporation have approved revisions to the Code of Ethics. These revisions to the Code were effective as of May 1, 2002. Individuals governed by the Code of Ethics must also possess a conscious commitment to high standards of ethical conduct. The following statement of principles, taken from an earlier Code of Ethics, describes the overall context in which our Code of Ethics is intended to operate and should continue to guide you:

One of the most precious assets we can possess, both as a company and individually, is a reputation for integrity. It is a fundamental prerequisite to success in our line of business. A reputation for integrity must be earned over time, but it is fragile and can be shattered in an instant. Once ruined it can never be fully restored.

Due to the nature of our business, we are continuously being observed and evaluated. It is essential that all Advantus employees conduct themselves with integrity and dignity and act in an ethical manner in their dealings on behalf of Advantus, in their dealings with Advantus, and in personal dealings that are in fact, or merely in appearance, related to employment at Advantus.

No single rule or group of rules can anticipate every circumstance a person might encounter which has ethical implications. You must use your own judgment as to right and wrong, but be guided by the knowledge that you are being relied upon by Advantus to preserve and promote its reputation as a trustworthy and honorable institution. If in doubt, you are encouraged to talk with your superiors, but ultimately you are responsible for your own actions.

As an employee of Advantus you are being paid solely to conduct the business of the company to the best of your ability. Any special knowledge or personal contacts you develop while working at Advantus should be used for the benefit of the company and should not be considered supplemental compensation or used for personal gain. You should not make personal investments that may distract your attention from your job or impair your judgment. Confidences should be honored.

DESCRIPTION OF TRADING AND OTHER RESTRICTIONS

What Trading Transactions are Prohibited?

The Code of Ethics imposes restrictions on trading the same securities traded on behalf of Advantus' advisory clients. There are no trading restrictions applicable to transactions in shares of open-end mutual funds, U.S. Government securities, or commercial paper. The Code prohibits the following personal securities transactions:

  No Access Person or Employee shall purchase or sell a security which has been purchased or sold within the most recent seven days; or which has a pending "buy" or "sell" order.
  No Access Person or Employee who is a portfolio manager or analyst shall purchase or sell a security if the security is being considered for purchase or sale within the next 7 days for the Funds they manage or make recommendations for.
  The seven day rule in 1. and 2. above is subject to the following two exceptions:
    If an advisory client's account sells all of its holdings in a particular security, and if no other advisory accounts hold that security, then an employee may sell (but not buy) that security on the next day following a completion of the sale transaction by the advisory account; and
    If the only advisory account which trades in a particular security is an indexed account, then such a security may be purchased or sold by an employee on any day except a day on which such index account is trading in that security.

    Note that the restrictions apply to a "security" and not to all securities of the same issuer. Thus, the fact that an issuer's name is on the restricted bond list does not itself mean that equity securities of that issuer are also restricted.
  Employees are restricted from profiting from "short-term" trading. For this purpose, "short-term" means 60 days or less. No employee may therefore profit from the purchase and sale, or sale and purchase, of the same (or an equivalent) security within 60 calendar days.
  No employee may purchase any security which is part of an initial public offering.
  Any transaction by an employee which involves the private placement of a security is also prohibited, unless such transaction has received express prior approval (see the discussion of trading procedures below).
  Insider trading, which is trading by an employee on the basis of material non-public information, is strictly prohibited (see the discussion of insider trading below).

What Other Considerations May Limit My Trading?

It is Advantus' policy that the fact that a particular transaction is not expressly prohibited does not automatically make it permissible to buy or sell the security in question. Personal transactions in stocks, bonds, and other securities are always subject to the requirement that they be conceived and carried out in a manner reflecting the highest ethical standards. If the circumstances surrounding a personal transaction involve any possibility that an individual is taking unfair or special advantage of information or relationships developed in the course of employment at Advantus, the transaction should not be executed.

What Other Restrictions Are Contained in the Code of Ethics?

An employee may not serve as a director of a publicly traded company without the prior written consent of the President of Advantus.

To Whom Do These Restrictions Apply?

These restrictions apply to all employees of Advantus Capital Management, Inc. and to certain specified employees of Securian Financial Corporation and Minnesota Life Insurance Company. In addition, the trading restrictions apply to the employee's spouse, children under the age of 25 residing with the employee, and any trust or estate in which the employee, spouse or children have a substantial beneficial interest if such individuals exercise any control over the selection of investments. Covered individuals are forbidden to trade in securities for their personal accounts except in accordance with the provisions of the Code of Ethics.

DESCRIPTION OF PERSONAL TRADING PROCEDURES

Prior Clearance

All personal securities trades (including trades by members of the employee's immediate family) must receive prior approval before the trade is executed, except for transactions in shares of open-end mutual funds, U.S. Government securities, and commercial paper. There are no other exceptions to this prior clearance requirement. Prior clearance is required even for transactions which are not expressly prohibited by the Code of Ethics (e.g., a personal transaction in a security which has not been traded in an advisory account within the last seven days). The primary purpose of the prior clearance requirement is to ensure that employee transactions comply with the substantive restrictions set forth in the Code of Ethics. The Code of Ethics requires special determinations for approval of private placement transactions, including whether the investment opportunity should be reserved for an advisory client, and also allows an employee to request a waiver of a substantive restriction otherwise applicable to a personal transaction (e.g., an employee may request permission to execute a personal trade within seven days of a trade in the same security in an advisory account, or to take a short-term profit). Employees should be warned, however, that such waiver requests are expected to be very rare and will not be granted except in extraordinary and compelling circumstances.

Prior Clearance can be obtained in one of two ways:

  Use of Lotus Notes based Trade Approval System (TAS).
  Manual prior clearance system.

Note that the manual prior clearance system is required to be used for the pre-clearance of options or futures as well as for all situations where an access person is requesting an exception from the provisions of the Code of Ethics.

Who is Authorized to Grant Prior Clearance?

Persons authorized to review and grant written clearance of a personal securities transaction include the President of Advantus, and his or her Designees: Eric Bentley (20-4872), Don Gruber (20-3740), Steve Simon (A9-6959), Karie Gunderson (A9-5354) and Gary Peterson (A9-6757). Neither the President, nor any Designee, may provide clearance for any transaction in his or her own account.

Manual Prior Clearance System

The burden for obtaining prior clearance of a personal securities trade is on the individual employee requesting such clearance. This means that the employee is responsible for obtaining and completing the necessary forms, and for obtaining the necessary signatures. In order to obtain the required prior clearance of a personal securities transaction, an employee must complete the following steps:

  Obtain and complete a Prior Clearance Form. This form is available from the Compliance Analyst, Karie Gunderson (A9-5354) of Advantus.
  Review the relevant restricted security list (equity or bond, depending on the type of personal transaction involved) for the purpose of ensuring that the proposed transaction does not involve a security which is currently ineligible for purchase or sale in a personal account. The employee should photocopy the applicable list for the day in question, including the most recent separate list of securities restricted because of inside information, and attach the copy to the Prior Clearance Form. The official restricted lists are located near the copy machine, by the file area, on the 15th Floor. Please call Karie Gunderson with any questions.
  The employee must then have the Prior Clearance Form signed by the applicable equity or bond trader for the purpose of confirming that there have not been, nor are there contemplated, any intra-day trades in the same security.
  If an employee is requesting a waiver of an otherwise applicable restriction such as the seven-day rule or the prohibitions on short-term profits or private placement transactions, the employee must provide additional information or documentation describing the proposed transaction and setting forth the reasons why the requested waiver should be granted. Such requests are expected to be the exception rather than the rule, and will not be granted except for good cause.
  The completed form and accompanying documentation should then be brought to the President of Advantus or Designees for review. These individuals will use their best efforts to provide a prompt response, but employees must understand that the unavailability of the President or Designees is not an excuse to complete a personal transaction without obtaining the necessary prior clearance. It is anticipated that prior clearance can be obtained relatively quickly for those transactions which do not involve a request for a waiver of a substantive restriction. For those proposed transactions which do involve a waiver request, employees should understand that the review process may be more complex, may take a substantially longer period of time to complete, and that the requested waiver may in fact not be granted.
  If the proposed transaction is approved, the President or Designee will sign the form and will note the period of time covered by the approval. Except in extraordinary circumstances, the approval will be effective only for the same day. Employees will therefore be responsible for completing approved transactions promptly.
  The signed original copy of the Prior Clearance Form, together with any supporting documentation, must be promptly forwarded to the Compliance Analyst at A9-5354. The employee should keep a photocopy of all documents for his or her own files.

Trade Approval System (TAS)

Each access person who has been trained on TAS may use this system for prior approval. The TAS system uses ticker symbols for pre-clearance of trades. The employee must ensure that the correct symbol is entered for pre-clearance using the TAS system otherwise a trade may be cleared in error. If the trade is cleared in error because of an incorrect ticker symbol entry such a trade will be treated as a violation of the Code of Ethics.

Only employees who have attended a TAS training session will be permitted to use TAS. To schedule a TAS training session, please contact Karie Gunderson at l6-5354. The operation of TAS will be explained in detail at the session.

PERIODIC REPORTING REQUIREMENTS

Quarterly Securities Transaction Report

The Code of Ethics requires the Access Person to submit quarterly reports of personal securities transactions. Within ten days after the end of each calendar quarter, all employees subject to the Code of Ethics are required to complete and return a report of personal securities transactions (including transactions effected by such employee's spouse, children, and trusts and estates in which such individuals have a beneficial interest) during the prior calendar quarter. These reports must be returned to the Compliance Analyst at A9-5354. Please note that the 10 day requirement is firm. The deadline was not established internally but is a requirement set forth in a regulation adopted by the Securities and Exchange Commission. If you are going to be out of the office, please arrange to have this form completed before you leave. If you have not engaged in any trading during the period, you must write a word such as "none" on the report and sign and date it. A blank report is unacceptable. The staff has noted these deficiencies in prior examinations and these requirements will be strictly enforced.

Initial Employment Reports/Annual Reports and Certifications

All new employees and those who receive notification that they are subject to the Code of Ethics, will be required to submit a report of all securities owned by them and members of their immediate family at the time they commence employment with Advantus or at the time they are notified they are subject to the Code. In addition, all employees subject to the Code of Ethics will be required to submit a report of all securities owned by such employees or members of their immediate family within 30 days of the end of each calendar year, and must also certify that they have read and understood the Code, are subject to its terms, and have reported all required personal securities transactions. These reports and certifications will also be submitted to the Compliance Analyst at A9-5354.

Copies of Brokerage Confirmations

This is a requirement of the Code of Ethics that any employee engaging in personal securities transactions direct that the executing broker provide duplicate copies of all transaction confirmations to the Advantus Compliance Department.

INSIDER TRADING

The Insider Trading Supplement to the Code of Ethics contains information about, and restrictions on, insider trading. Insider trading is the use, by an insider, of material non-public information ("inside information") about a company in connection with the buying or selling of securities of that company. Insider trading is forbidden both by the Code of Ethics and federal law. The Insider Trading Supplement provides information as to who is an insider, what is material information, and what is non-public information.

If you have inside information you may not use it in your personal securities transactions, in transactions for Advantus' own accounts or in any advisory client's accounts, nor may you divulge such information to anyone else who may use it for his or her own benefit. If you believe that you possess inside information about a company, you should disclose that fact to your superior and the Compliance Officer immediately so that steps can be taken to prevent Advantus from inadvertently trading securities under circumstances that would violate the insider trading rules. The Compliance department will put the company on the restricted stock/bond list so that employees of Advantus cannot trade the stock in personal transactions. The Compliance department will inform all Advantus employees that they should not trade the securities of the identified company for client accounts because Advantus possesses inside information with respect to the company.

GIFTS AND BUSINESS ENTERTAINMENT

The Code of Ethics continues to impose limitations on the receipt of gifts, business meals or other entertainment. In general, the acceptance of a business meal or entertainment paid for by a third party is acceptable only if the primary purpose of such meal or entertainment is related to company business. Gifts and prizes, except for gifts and prizes of nominal value, should not be accepted due to the potential for conflicts of interest. These guidelines supplement the ethical standards generally applicable to employees of Minnesota Life and its affiliates. Please refer to the Gift and Business Entertainment Supplement for details.

VIOLATIONS OF THE CODE OF ETHICS

A violation of the Code of Ethics will be treated as a serious matter. Penalties for a violation may include disgorgement of profits from prohibited transactions, fines, suspension or termination of employment. Employees are expected to know and comply with all substantive provisions of the Code of Ethics.

ACKNOWLEDGMENT OF RECEIPT

Each employee must sign and date the accompanying Acknowledgment of Receipt of Code of Ethics and return it within five days to the Compliance Analyst at A9-5354.

QUESTIONS

Questions regarding the revised Code of Ethics should be directed to Gary Peterson A9-6757.

kag

ADVANTUS POLICY & PROCEDURE MANUAL –

ADVANTUS CODE OF ETHICS, PERSONAL SECURITIES TRADING

Procedure Name:          Advantus Code of Ethics, Personal Securities Trading

Process Ref. #:                 Advantus 101

Contact Name:                Gary Peterson

Author:                            Gary Peterson

Approval Date:                01/25/01

PURPOSE

While affirming its confidence in the integrity and good faith of all their employees, officers and directors, Advantus Capital Management, Inc. (Advantus) and Securian Financial Services, Inc. (Securian) recognize that the knowledge of present or future fund portfolio transactions and, in certain instances, the power to influence fund portfolio transactions made by or for the Advantus Funds may place such individuals, if they engage in Personal Securities Transactions in securities which are eligible for investment by the Advantus Mutual and Series Funds (Funds), in a position where their personal interest may conflict with that of the Funds.

In view of the above and of the provisions of Rule 17j-1(b)(1) under the Investment Company Act of 1940 (the "1940 Act") and other regulations and legal considerations, Advantus, Securian, and the Funds have determined to adopt this Code of Ethics to specify and prohibit certain types of transactions which would create conflicts of interest (or at least the potential for the appearance of conflicts of interest), and to establish reporting requirements and enforcement procedures. This Code supplements but does not supersede or contradict the Minnesota Life Code of Ethics.

SCOPE

The attached Code of Ethics, (Appendix A), applies to all individuals defined as access persons and certain Employees. This includes all Advantus employees engaged in making investment decisions or supporting the investment process regarding marketable securities and other employees of Advantus or Securian, (permanent, temporary and/or contractors), as defined in the Code.

PROCEDURE
Task/Action	Responsibility

For Newly Hired and Transferring Access Persons

         Provide the Code of Ethics to new or transferred access persons coincident with their hire or transfer date. Provide an initial holdings report form to be completed by the access person.

Advantus Human Resources

         Conduct training/orientation regarding the Code of Ethics and related procedures in groups or in one-on-one meetings, as appropriate. This must be done within 10 business days of their hire or transfer.

Advantus Compliance

         Review the Code of Ethics and complete the attached signoff form within 10 business days of receipt. Return the signoff forms to Advantus Compliance department. Complete the initial holdings report and return the report to the Advantus Compliance department.

For Annual Review or Code of Ethics Revisions

Access Personnel

         Distribute the Code of Ethics, the annual signoff form, and the annual security holdings report to all access persons according to the annual schedule as defined by Advantus compliance officer. Complete special distributions of the Code of Ethics and signoff forms to all access persons when changes in the Code of Ethics occur.

Advantus Compliance

         Review the Code of Ethics, or revisions to the Code, then complete the signoff form and return it to Advantus Compliance department within 10 business days of receipt. Complete the annual security holdings report and return to the Advantus Compliance department.

Access Personnel

APPENDIX A

CODE OF ETHICS

FOR

ADVANTUS CAPITAL MANAGEMENT, INC.

AND AFFILIATES

I. PURPOSE AND CONSTRUCTION.

         This Code of Ethics ("Code") is adopted by Advantus Capital Management, Inc. (the "Adviser"), Securian Financial Services, Inc. ("Securian"), and the Funds to set forth their policy with regard to conduct by their officers, directors and employees and in an effort to comply with and prevent violations of Section 17 of the 1940 Act, Section 15(f) of the Securities Exchange Act of 1934 and Section 204A of the Investment Advisers Act of 1940. The focus of this Code is to set forth the standards of ethical conduct expected from employees, officers and directors and the restriction or prevention of some investment activities by persons with access to certain information that might be harmful to the interests of the Funds or which might enable such persons to profit illicitly from their relationship with the Funds.

  II. STATEMENT OF GENERAL ETHICAL PRINCIPLES.

    Individuals covered by this Code will at all times conduct themselves with integrity and distinction, putting first the interests of the Funds.
    The Code is based on the principle that the individuals covered by this Code owe a fiduciary duty to the Funds, including, among others, the shareholders of the Funds, to conduct their Personal Securities Transactions in a manner which does not interfere with Fund portfolio transactions and in such a manner as to avoid any actual or potential conflict or interest or abuse of such person's position of trust and responsibility; or otherwise take inappropriate advantage of such person's position in relation to the Funds. Individuals covered by this Code must adhere to this general principle as well as comply with the Code's specific provisions. It bears emphasis that technical compliance with the Code's procedures will not automatically insulate from scrutiny, activities which show a pattern of abuse of the individual's fiduciary duties to the Funds.

III. RESTRICTIONS.

  Nondisclosure of Information. An Access Person shall not divulge to any person, contemplated or completed securities transactions of a Fund, except in the performance of his or her duties. This prohibition shall not apply if such information previously has become a matter of public knowledge.
  Section 17(d) Limitations. No Affiliated Person of a Fund, or Securian, or any Affiliated Person of such person or Securian, acting as principal, shall effect any transaction in which a Fund, or a company controlled by a Fund, is a joint or a joint and several participant with such person, Securian or Affiliated Person, in contravention of such rules and regulations as the Securities and Exchange Commission may prescribe under Section 17(d) of the 1940 Act for the purpose of limiting or preventing participation by the Funds or controlled companies on a basis different from or less advantageous than that of such other participant.
  Proscribed Activities Under Rule 17j-1(b). Rule 17j-1(b) under the 1940 Act provides:

It shall be unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly, or indirectly, by such person of a Security Held or to be Acquired, as defined in section IX, by such Fund--

    To employ any device, scheme or artifice to defraud such Fund;
    To make to such Fund any untrue statement of a material fact or omit to state to such Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;
    To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such Fund; or
    To engage in any manipulative practice with respect to such Fund.

                  Any violation of Rule 17j-1(b) shall be deemed to be a violation of this Code.

      D. Covenant to Exercise Best Judgment. An Advisory Person shall act on his or her best judgment in effecting, or failing to effect, any Fund transaction and such Advisory Person shall not take into consideration his or her personal financial situation in connection with decisions regarding Fund portfolio transactions.

      E. Limitations on Personal Securities Transactions.

  No Personal Securities Transactions without Prior Approval. No Access Person or Employee shall engage in a Personal Securities Transaction without Pre-Clearance, as defined below.
    Prior to effecting any Personal Securities Transaction, except as provided in Paragraph b. below, an Access Person or Employee shall secure Pre-Clearance utilizing the procedures set forth in (i) or (ii) below.
      Manual Pre-Clearance.
      An Access Person shall notify the President of the Adviser, or his or her designee, of the proposed transaction, and shall provide the name of the issuer, the title or type of Security, the number of shares and the price per share or the principal amount of the transaction. The President of the Adviser, or his or her designee, shall, after investigation, determine that such proposed transaction would, may, or would not be consistent with the specific limitations of Section III.E. and with this Code generally.

      The conclusion of the President of the Adviser, or his or her designee, shall be promptly communicated to the person making such request. The President of the Adviser, or his or her designee, shall make written records of actions under this Section, which records shall be maintained and made available in the manner required by Rule 17j-1(f).
      E-Mail Based Prior Clearance.
      As an alternative to Manual Prior Clearance set forth above, an Access Person or Employee may utilize the Lotus Notes based Trade Approval System ("TAS") to pre-clear Personal Securities Transactions. Thereafter TAS will be loaded onto the computer of that Access Person or Employee. (An Access Person or Employee who has undergone TAS training and has had TAS installed on their computer is called a User).

      The User will enter the proposed Personal Securities Transaction on the TAS system. The User will enter the security ticker symbol and other information required by TAS. TAS searches all applicable restricted lists based on the security ticker symbol. The User has the responsibility for determining that the security ticker symbol is accurate. If the proposed Personal Securities Transaction clears the restricted lists, the User will forward the proposed trade to the applicable trading desk for further clearance. Approval or rejection of each proposed Personal Securities Transaction will be made by e-mail notification to the mailbox of the User. The User will be required to enter information as to whether the trade is executed or not executed and the price at which it was executed.

      In utilizing the TAS system, the User is required to make certifications with regard to the transaction as set forth on the TAS system. For each proposed Personal Securities Transaction the User has the responsibility to enter the information correctly and ensure the accuracy of each of these statements. Failure to enter the correct security ticker symbol or to ensure that each certification is correct may result in disciplinary action being taken against the User in accordance with the provisions of the Code. Records of actions under this Section, shall be maintained and made available in the manner required by Rule l7j-l(f).

    Personal Securities Transactions in the following securities do not require prior approval pursuant to this section:
      Purchases or sales of securities issued by the Government of the United States (transactions in securities that are indirect obligations of the U.S. Government such as securities of the Federal National Mortgage Association are not exempted);
      Purchases or sales of shares of registered open-end investment companies and redeemable securities of exchange-traded index unit investment trusts;
      Purchases or sales of banker's acceptances or bank certificates of deposit; or
      Purchases or sales of commercial paper and high quality short term instruments, including repurchase agreements.
  Limitations Related to Time of Transactions.
    No Access Person or Employee shall engage in a Personal Securities Transaction involving any Security which, with respect to any Fund, has been purchased or sold within the most recent 7 days or which has a pending "buy" or "sell" order.
    No Access Person or Employee who is a portfolio manager or analyst shall engage in a Personal Securities Transaction involving any Security which, with respect to the Funds they manage or make recommendations for, is being considered for purchase or sale within the next 7 days.
    The following exceptions to Paragraphs a. and b. above will apply if any such Security:
      is no longer held by any Fund as a result of a sale within the most recent 7 days, in which case such Security may be sold the next day following the completion of such a transaction by a Fund, or is purchased or sold on any day, and/or the previous seven days, solely by one or more Funds which track the performance of an Index.
    No Access Person or Employee shall profit from the purchase and sale, or sale and purchase, of the same (or an equivalent) Security in a Personal Securities Transaction within sixty calendar days.
    The following Personal Securities Transactions are not subject to the limitations set forth in Paragraphs a., b., and d. above:
      Purchases or sales effected in any account over which the person has no direct or indirect influence or control;
      Purchases or sales of securities which are not eligible for purchase or sale by any Fund;
      Purchases which are part of an automatic dividend reinvestment plan;
      Purchases effected upon the exercise or rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.
  Initial Public Offering Limitations. No Access Person or Employee shall engage in any Personal Securities Transaction that involves the purchase of a Security which is part of an Initial Public Offering.
  Limited Offering Limitations.
    No Access Person or Employee shall engage in any Personal Securities Transaction that involves a Limited Offering of Securities without the express prior approval of the President of the Adviser, or his or her designee in accordance with the procedures set forth in Section III.E.6. In reviewing any such approval request, the President of the Adviser, or his or her designee, shall consider, among other factors, whether the investment opportunity should be reserved for a Fund and its shareholders, and whether the opportunity is being offered to the requesting individual by virtue of his or her position with the Funds or the Adviser.
    Access Persons and Employees who have received approval as set forth above and who continue to hold the Security acquired in such Limited Offering, shall disclose any such continuing investment to the President of the Adviser, or his or her designee, if and when they should become involved in any subsequent consideration of an investment in the same issuer for the portfolio of any Fund. In such case the decision to invest in the Securities of such an issuer shall be subject to the approval of the President of the Adviser, or his or her designee.
    The President of the Adviser, or his or her designee, shall make written records of actions under this Paragraph.
  Copies of Brokerage Reports. All Access Persons that engages in a Personal Securities Transaction are required to have the executing broker send a duplicate copy of the confirmation of the transaction to the President of the Adviser or his or her designee at the same time as it is provided to such person. In such event, the Access Person shall also direct such broker to provide duplicate copies of any periodic statements on any account maintained by such person to the President of the Adviser, or his or her designee.
  Waivers. An Access Person or Employee may also request prior approval of a Personal Securities Transaction which, on its face, would be prohibited by the limitations of Section III.E. Such person shall provide to the President of the Adviser, or his or her designee, a description of the proposed transaction, including the name of the issuer, the title or type of the Security, the number of shares and the price per share or the principal amount of the transaction, and shall also provide a statement why the applicable limitation should be waived in the case of the proposed transaction. The President of the Adviser, or his or her designee, shall, after investigation, determine that a waiver of the limitations otherwise applicable to the proposed transaction would, may, or would not be consistent with the purpose of this Code. Purchases and sales consistent with the Code shall include those which are only remotely potentially harmful to any Fund, those which would be very unlikely to affect a highly institutional market, and those which clearly are not related economically to the securities to be purchased, sold or held by any Fund.

IV. REPORTING REQUIREMENTS.

  Quarterly Report. Not later than ten (10) days after the end of each calendar quarter, each Employee and each Access Person shall submit a report (as shown in Exhibit A) which shall specify the following information with respect to transactions during the then ended calendar quarter in any Security in which such Employee or Access Person has, or by reason of such transaction acquired, any direct or indirect beneficial ownership in the Security:
    the date of transaction, the name of the issuer, the title or type of Security, the interest rate and maturity (if applicable), the number of shares, and the principal amount of each Security involved;
    the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);
    the price of the Security at which the transaction was effected;
    the name of the broker, dealer, or bank with or through whom the transaction was effected;
    the date that the report is submitted by the Access Person or Employee; and
    any account established in the quarter by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person.

    If no transactions have occurred, or no accounts have been established, in the quarter, the report shall so indicate.

    The President of the Adviser, may in his or her discretion, not require an Access Person or Employee to make a quarterly transaction report, if the report duplicates information contained in the broker trade confirmation received by the Adviser, contains all required information as described in this section IV.A, the broker trade confirmation is received no later than 10 days after quarter end, and no accounts have been established as described in this section IV.A.6.
  Limitation on Reporting Requirements. Notwithstanding the provisions of Section IV.A., no Access Person or Employee shall be required:
    To make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control; or
    To make a quarterly report, initial or annual holdings report, if such person is not an "interested person" of a Fund as defined in Section 2(a)(19) of the 1940 Act, and would be required to make such a report solely by reason of being a director of a Fund, except where such director knew, or in the ordinary course of fulfilling his or her official duties as a director of a Fund should have known, that during the 15-day period immediately preceding or after the date of the transaction in a Security by the director, such Security was being purchased or sold by a Fund or such purchase or sale by a Fund was being considered by a Fund or the Adviser.
  Reports of Violations. In addition to the quarterly reports required under this Section IV, each Employee and each Access Person promptly shall report any transaction which is, or might appear to be, in violation of this Code. Such report shall contain the information required in quarterly reports filed pursuant to Section IV.A.
  Initial and Annual Reports by Personnel. All Access Persons and Employees shall submit to the President of the Adviser, or his or her designee, a report of all Securities beneficially owned by them at the time that they commence employment with the Adviser or Securian (or any affiliated company) or at the time they become an Access Person. This report shall be submitted to the President of the Adviser, or his or her designee, within 10 days of commencement of employment or within 10 days after notification of becoming an Access Person. All Access Persons and Employees shall submit to the President of the Adviser, or his or her designee, within 30 days of the end of each calendar year, a report of all Securities beneficially owned by them as of December 31 of each year or at such other date selected by the President of the Adviser. The initial and annual security holdings report must include the following information:
    the name of the security, number of shares, and principal amount of each Security in which the Access Person or Employee has any direct or indirect beneficial ownership;
    the name of the broker, dealer, or bank with whom the Access Person or Employee maintains an account in which any securities are held for the direct or indirect benefit of the Access Person or Employee. The initial security holdings report should be as of the date the person became an Access Person; and
    the date the report is submitted by the Access Person or Employee.
  Filing of Reports.  All reports prepared pursuant to this Section IV shall be filed with the person designated by the President of the Adviser to review these materials.
  Quarterly Report by Adviser.  Each calendar quarter, after the receipt of reports from reporting persons, the President of the Adviser, or his or her designee, shall prepare a report which shall certify, to the best of his or her knowledge, that all persons required to file a report under Section IV.A. have complied with this Code for such prior quarter or, if unable to make such certification, shall describe in detail incomplete reports, violations or suspected violations of this Code.
  Dissemination of Reports.  The General Counsel of the Funds shall have the right at any time to receive or review copies of any reports submitted pursuant to this Section IV.  Such General Counsel shall keep all reports confidential except as disclosure thereof to the Boards of Directors of the Funds, the Adviser, Securian, or other appropriate persons may be reasonably necessary to accomplish the purposes of this Code.

RECORDKEEPING REQUIREMENTS

   The Adviser, Securian and the Funds must each at its principal place of business, maintain records in the manner and extent set out in this Section of the Code and must make available to the Securities and Exchange Commission (SEC) or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination:
    A copy of each code of ethics of the Adviser, Securian and the Funds that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;
    A record of any violation of the code of ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;
    A copy of each report made by an Access Person or Employee as required, including any information provided in lieu of a quarterly transaction report, see Section IV.A, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;
    A record of all persons, currently or within the past five years, who are or were required to make reports as deemed Access Persons or Employee, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place;
    A copy of each report defined in Section VI.B must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.
  The Adviser, Securian, and the Funds must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of Limited Offering securities, for at least five years after the end of the fiscal year in which the approval is given.

VI. FIDUCIARY DUTIES OF THE FUND BOARD OF DIRECTORS

  The Fund Board of Directors, including a majority of directors who are not interested persons, must approve the Code of Ethics adopted by the Adviser, Securian and the Funds and any material change to the Code.  The Board must base its approval of a code and any material changes to the code on a determination that the code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by section III.C.  Before approving the Code of the Adviser, Securian, and the Funds, the Fund Board of Directors must receive a certification from the Adviser, Securian, and the Funds that each has adopted procedures reasonably necessary to prevent Access Persons or Employees from violating its Code of Ethics.  The Fund Board of Directors must approve the Code of the Adviser, Securian, and the Funds before initially retaining the services of the Adviser or Securian.  The Fund Board of Directors must approve a material change to the Code no later than six months after adoption of the material change.  The Adviser, Securian and the Funds must each use reasonable diligence and institute procedures reasonably necessary to prevent violations of its Code of Ethics.
  No less frequently than annually, the Adviser, Securian, and the Funds must furnish to the Fund Board of Directors a written report that:
    Describes any issues arising under the Code of Ethics since the last report to the Fund Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and
    Certifies that the Adviser, Securian, and the Funds have adopted procedures reasonably necessary to prevent Access Persons or Employees from violating the Code.

VII. ENFORCEMENT AND SANCTIONS.

  General.  Any Affiliated Person of the Adviser or Securian who is found to have violated any provision of this Code may be permanently dismissed, reduced in salary or position, temporarily suspended from employment, or sanctioned in such other manner as may be determined by the Board of Directors of the Adviser or Securian in its discretion.  The Board of Directors of the Adviser or Securian may delegate this authority to such person or persons they deem appropriate.  If an alleged violator is not affiliated with the Adviser or Securian, the Board of Directors of the Fund or Funds involved shall have the responsibility for enforcing this Code and determining appropriate sanctions.  In determining sanctions to be imposed for violations of this Code, the Board of Directors may consider any factors deemed relevant, including but not limited to the following:
    the degree of willfulness of the violation;
    the severity of the violation;
    the extent, if any, to which the violator profited or benefited from the violation;
    the adverse effect, if any, of the violation on the Fund or Funds;
    the market value and liquidity of the class of Securities involved in the violation;
    the prior violations of the Code, if any, by the violator;
    the circumstances of discovery of the violation; and
    if the violation involved the purchase or sale of Securities in violation of this Code, (a) the price at which the Fund purchase or sale was made and (b) the violator's justification for making the purchase or sale, including the violator's tax situation, the extent of the appreciation or depreciation of the Securities involved, and the period the Securities have been held.
     Violations of Section III.E.
     At its election, a Fund may choose to treat a transaction prohibited under Section III.E. of this Code as having been made for its account.  Such an election may be made only by a majority vote of the directors of the Fund who are not Affiliated Persons of the Adviser.  Notice of an election under this Section VII.B.1. shall not be effective unless given to the Adviser within sixty (60) days after the Fund is notified of such transaction.  In the event of a violation involving more than one Fund, recovery shall be allocated between the affected Funds in proportion to the relative net asset values of the Funds as of the date of the violation.
    If securities purchased in violation of Section III.E. of this Code have been sold in a bona fide sale, the Fund shall be entitled to recover the profit made by the seller.  If such securities are still owned by the seller, or have been disposed of by such seller other than by a bona fide sale at the time notice of election is given by the Fund, the Fund shall be entitled to recover from the seller the difference between the cost of such Securities to the violator and the fair market value of such Securities on the date the Fund acquired such Securities.  If the violation consists of a sale of Securities in violation of Section III.E. of this Code, the Fund shall be entitled to recover from the violator the difference between the net sale price per share received by the violator and the net sale price per share received by the Fund, multiplied by the number of shares sold by the violator.  Each violation shall be treated individually and no offsetting or netting of violations shall be permitted.  The sums due from a violator under this Paragraph shall include sums due a Fund as a result of a violation by a Member of the Immediate Family of such violator.
    Knowledge on the part of director or officer of a Fund who is an Affiliated Person of the Adviser of a transaction in violation of this Code shall not be deemed to be notice under Section VII.B.1.
    If the Board of Directors of a Fund determines that a violation of this Code has caused financial detriment to such Fund, upon reasonable notice to the Adviser, the Adviser shall use its best efforts, including such legal action as may be required, to cause a person who has violated this Code to deliver to the Fund such Securities, or to pay to the Fund such sums, as the Fund shall declare to be due under this Section VII.B., provided that:
      the Adviser shall not be required to bring legal action if the amount reasonably recoverable would not be expected to exceed $2,500.
      In lieu of bringing a legal action against the violator, the Adviser may elect to pay to the Fund such sums as the Fund shall declare to be due under this Section VII.B.; and
      the Adviser shall have no obligation to bring any legal action if the violator was not an Affiliated Person or Employee of either the Adviser or Securian.
  Rights of Alleged Violator.  A person charged with a violation of this Code shall be informed of the violation in writing and shall have the opportunity to appear before the Board of Directors (or such Boards designees) as may have authority to impose sanctions pursuant to this Code, at which time such person shall have the opportunity, orally or in writing, to deny any and all charges, set forth mitigating circumstances, and set forth reasons why the sanctions for any violations should not be severe.
  Delegation of Duties.  The Board of Directors of the Adviser, Securian or of any Fund may delegate its enforcement duties under this Section VII to a special committee of the Board of Directors comprised of at least three persons; provided, however, that no director shall serve on such committee or participate in the deliberations of the Board of Directors hereunder who is charged with a violation of this Code.  The Board of Directors of Adviser or Securian may delegate its enforcement duties under this Section VII to such officers of Adviser or Securian and with such authority as the Board deem appropriate.
  Non-exclusivity of Sanctions.  The imposition of sanctions hereunder by the Board of Directors of the Adviser or Securian will not preclude the imposition of additional sanctions by the Board of Directors of the Funds and shall not be deemed a waiver of any rights by the Funds.

  VIII. MISCELLANEOUS PROVISIONS.
    Identification of Access Persons. The Adviser shall, on behalf of the Funds and Securian, identify all Employees and all Access Persons who are under a duty to make reports under Section IV and shall inform such persons of such duty.
    Maintenance of Records. The Adviser shall, on behalf of the Funds and Securian, maintain and make available records as required by Rule 17j-1(d).
    Annual Certification of Compliance. All Access Persons and Employees shall sign a certificate to be presented to the Adviser at the end of each calendar year certifying that they have read and understood this Code and acknowledging that they are subject to the terms of the Code. The certificate shall additionally provide that such person has disclosed or reported all Personal Securities Transactions required to be disclosed or reported pursuant to the provisions of this Code.
    Service as Director. An Access Person or Employee may not serve as a director of a publicly traded company without the prior consent of the President of the Adviser, or his or her designee. The President of the Adviser, or his or her designee, shall not provide such authorization unless he or she finds that such board service would be consistent with the interests of the Funds and their shareholders. Should any person receive such authorization, any investment by the Funds in the securities of any such publicly traded company while such person is serving as a director shall be previously approved by the President of the Adviser, or his or her designee.
    Effective Date. The effective date of this Code shall be April 25, 2002.

  IX. DEFINITIONS.

    “Access Person” shall mean any director, officer, or Advisory Person of the Adviser or of a Fund, or with respect to Securian, any director or officer who in the ordinary course of his or her business makes, participates in or obtains information regarding the purchase or sale of Securities for a Fund or whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation to a Fund regarding the purchase or sale of Securities.
    “Advisory Person” means:
       Any employee of the Adviser or of a Fund (or of any company in a control relationship to the Adviser or a Fund) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by a Fund, or whose functions or duties relate to the making of any recommendations with respect to such purchases or sales, and
      Any natural person in a control relationship to the Adviser or a Fund who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a Security.
    “Affiliated Person” means:
       Any person directly or indirectly owning, controlling or holding with power to vote, five percent (5%) or more of the outstanding voting securities of such other person;
       Any person, five percent (5%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;
       Any person directly or indirectly controlling, controlled by, or under common control with, such other person;
       Any officer, director, partner, co-partner, or employee of such other person;
       If such other person is an investment company, any investment adviser thereof or any member of any advisory board thereof; and
       If such other person is an unincorporated investment company not having a board of directors, the depositor thereof.
     “Security Held or to be Acquired” means any Security which, within the most recent 15 days (i) is or has been held by the Fund, or (ii) is being considered by the Fund or Adviser for purchase by the Fund, and (iii) includes any option to purchase or sell, and any Security that is exchangeable for or convertible into, any Security that is held or to be acquired by the Fund.
    “Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 pursuant to Rule 16a-1 thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Securities which the person has or acquires Beneficial Ownership includes, but is not limited to those securities owned by a Person who directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities.  Direct pecuniary interest includes the opportunity directly or indirectly to profit or share in any profit derived from a transaction in the securities.  The term indirect pecuniary interest includes but is not limited to securities held by members of a person’s immediate family sharing the same household.  You are generally considered to be the beneficial owner of securities owned by any of the following:
       your spouse/domestic partner;
       minor children of you, your spouse/domestic partner, or both;
      a trust of which you are a trustee or a beneficiary;
      any of your relatives, or relatives of your spouse/domestic partner, that share your home;
       a partnership of which you are a partner;
       a corporation of which you are a substantial shareholder; or
       any other person who relies on you to make investment decisions.
     “Compliance Officer”  means the Compliance Officer of the Adviser.
    “Control”  shall have the meaning set forth in Section 2(a)(9) of the 1940 Act and shall include the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.  A person who directly or indirectly owns more than 25% of the voting securities of a company is presumed to control such company.
    “Employee” means an employee of the Adviser, or with respect to Securian or any other affiliated company an employee who has been notified that he or she is also subject to this Code.
    “Fund” means any investment company registered under the 1940 Act for which the Adviser acts as the investment adviser and manager.  For purposes of this Code, such term shall also include any other account managed by the Adviser.
     “1940 Act” means the Investment Company Act of 1940, 15 U.S.C. 80a-1 to 80a-52, as the same may be amended from time to time.
    “Personal Securities Transaction” means a transaction in a Security which an individual effects for his or her own account or for a Member of his or her Immediate Family.
    “President of the Adviser” shall mean the President of Advantus Capital Management, Inc., or its successor.
    “Purchase or sale of a Security” also includes the writing of an option to purchase or sell a Security.
    “Security” means any security as that term is defined in Section 2 (a)(36) of the 1940 Act and includes, but is not limited to: notes, stock, treasury stock, bonds debentures, evidences of indebtedness, certificates of interest or participations in any profit-sharing agreement, collateral-trust certificates, pre-organization certificates or subscriptions, transferable shares, investment contracts, voting-trust certificates, any puts, calls, straddles, options or privileges on any security (including a certificate of deposit) or on any group or index of securities, or, in general, any interest or instrument commonly known as a “security”.  Indirect obligations of the U.S. Government such as securities of the Federal National Mortgage association are also Securities for the purposes of the Code.  Security does not include:
       direct obligations of the Government of the United States;
      bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term instruments, including repurchase agreements; and
      shares issued by registered open-end investment companies.
    “Initial Public Offering” means an offering of securities registered with the Commission, the issuer of which, immediately before the registration, was not required to file reports with the Commission.
    “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

  APPENDIX B

  INSIDER TRADING SUPPLEMENT

  TO THE

  CODE OF ETHICS

           The purpose of this Supplement to the Code of Ethics is to expand upon the provisions of the Code of Ethics and on prior group and private discussions regarding the topic of insider trading. If you have any further questions on insider trading, talk with your supervisor, an Advantus attorney, or the Compliance Officer.

           The term "insider trading" refers to the use of material non-public information to trade securities. It is also a violation of law to communicate material non-public information to others.

           The Code of Ethics of Advantus Capital Management, Inc., and Securian Financial Services, Inc. (together "Advantus") prohibits the use of any special knowledge, personal contacts or access to property or equipment obtained in connection with employment at Advantus for personal gain. The use of inside information for personal securities transactions is clearly included in the prohibition. In addition to personal transactions, insider trading prohibitions apply to securities transactions made on behalf of Advantus and any of its clients.

           In recent years several highly publicized insider trading cases involved the merger and acquisition areas of brokerage companies or had some other connection with the underwriting of securities. Advantus is not involved in the merger and acquisition business and does not participate in the sort of securities underwritings that leads to the typical insider trading violations. (e.g., a person knowingly takes secret information about a company and tries to make money by buying or selling securities whose price will be affected by the secret information). However, the insider trading law applies to a very broad range of activity and should be a matter of constant consideration in all of Advantus' security trades.

           We at Advantus must be vigilant against even inadvertent violations. We seldom come across dramatic inside information in the regular course of our business. What inside information we do come across is so similar in nature to the non-inside information about companies we regularly use that without a constant awareness of inside information issues, a trade could be made which is inadvertently based in part on items of tainted information.

           Who is an insider? The concept of insider includes the officers, directors and employees of the company whose securities are in question. It also includes people who enter into a special confidential relationship with the company and as a result are given access to confidential information about the company. These can include attorneys, accountants, consultants, lenders and the employees of such organizations. Advantus will most often be an insider due to being a lender to a company.

           What is material information? Information for which there is a substantial likelihood that reasonable investors would consider it important to making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities is material information.

           What is non-public information? Information that has not yet been communicated to the public through, for example, SEC filings, newspaper reports or wire service reports, is non-public information.

           Prevention and detection of insider trading. Advantus has a continuing obligation to prevent and detect insider trading. An Advantus employee who obtains information about a company which appears to be material non-public information should disclose that information to his superior and the Compliance Officer. If it appears that the information is material non-public information, the Compliance department will put the company on the restricted list so that employees of Advantus cannot trade the stock/bond in personal transactions. Also, the Compliance department will inform all Advantus employees that they should not trade the securities of the identified company for client accounts because Advantus possesses inside information with respect to the company. These restrictions will be removed when the Compliance Officer determines that the information no longer constitutes material non-public information. Upon request and with the approval of the Compliance Officer, the Compliance Officer may allow the privately negotiated sale, by Advantus on behalf of its clients to sophisticated institutional investors, of private placement securities issued by companies on the restricted list.

           When deemed appropriate, Advantus management may also review trades made in personal accounts and on behalf of Advantus or any of its clients for evidence of trading in violation of these rules.

           As with all matters concerning ethical conduct, Advantus rules and procedures for insider trading are intended to promote the highest ethical standards. It is not sufficient by itself that a course of action is legal. It also must be the right thing to do. There are no transactions important enough to risk the reputation of Advantus or Minnesota Life Insurance Company. All business should be conducted with this in mind.

  APPENDIX C

  GIFT AND BUSINESS ENTERTAINMENT

  SUPPLEMENT TO THE CODE OF ETHICS

           As an employee of Advantus Capital Management, Inc., or Securian Financial Services, Inc., or an employee of an affiliated company who has been notified that he or she is also subject to the Code of Ethics, you are being paid solely to conduct the business of the company to the best of your ability. Any special knowledge or personal contacts you develop while working at Advantus should be used for the benefit of the company and should not be considered supplemental compensation or used for personal gain.

           No single rule or group of rules can anticipate every circumstance a person might encounter which has ethical implications. You must use your own judgment as to right and wrong but be guided by the knowledge that you are being relied upon by Advantus to preserve and promote its reputation as a trustworthy and honorable institution. If in doubt, you are encouraged to talk with your superiors, but ultimately you are responsible for your own actions.

           Below are guidelines to assist you in exercising your own good judgment in two areas that commonly produce questions concerning appropriate conduct.

  Business Entertainment

           Letting someone pay for a business meal or other entertainment generally is permissible if the primary purpose is related to company business. Avoid situations in which such meals or entertainment may influence or appear to influence your independence of judgment. If you could not provide your host with a similar meal or entertainment and put it on your expense report it is probably inappropriate to accept.

  Gifts

           You may accept gifts (or prizes) of nominal value, that is, gifts (or prizes) so low in value that the gift is insignificant.

  Duty to Disclose Conflicts

           All employees shall disclose to their superiors in a timely manner all conflicts of interest and other matters which could reasonably be expected to interfere with their duty to Advantus or impair their ability to render unbiased and objective advice.

  Sanctions

           Upon discovering a violation of this Code of Ethics, Advantus may impose such sanctions as it may deem appropriate. A record will be kept of all known violations and any sanctions imposed.

           Any person charged with a violation of the Code of Ethics shall be informed of the violation and shall have the opportunity to explain his actions prior to the imposition of any sanction.